EXHIBIT 10.25


             Side letter to the agreement made the 8th February 1996
               between Vicon Industries Ltd and Christopher J Wall


The following salary and bonus arrangements for Christopher J Wall will apply for the fiscal year ending 30 September 2005:

1.        Salary
          ------

          With effect from 1st October 2004 your basic salary will increase to (pound)95,000 per annum.

2.        Bonus
          -----

          There will be two elements of bonus, a sales-related bonus and a profit-related bonus. Each element is to be based on the combined results of Vicon Europe and Videotronic, Germany. The calculations will be as follows:

          2.1  Sales-related bonus
               -------------------

               The sales-related bonus is to be calculated and paid on a quarterly cumulative basis. Net combined invoiced sales for the Company are to be measured against a threshold and a payment made for each full (pound)100,000 of sales above the threshold.

               The threshold for payment of a sales-related bonus will be (pound)12.0 million for the full year. For achievement above threshold the following rates of bonus will be earned:

                                               Vicon/Videotronic combined
               Total sales for year       Payment per (pound)100,000 of sales in
                                                       the range

               between (pound)12.0m and (pound)14.1m  (pound)1000
               above (pound)14.1m                     (pound)1500

               Net sales for the purposes of this calculation are to exclude the installation elements of any large project that is not taken at normal profit rates.

               All sales bonuses payable under this sales-based element are subject to a retention amount equivalent to two weeks of base salary, until the end of the bonus year. At that time, a final accounting will be done and if amounts paid during the year total more than the amounts earned, then the difference is not refundable. The final sales figure (before the reduction for installation elements) for the purposes of this calculation shall be sales as per the audited final accounts. For each of the first three quarterly cumulative calculations, each of the annual figures above will be multiplied by 25%, 50% and 75% respectively.



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          2.2  Profit-related bonus
               --------------------

               A bonus will be paid at the end of the financial year based on the audited pre-tax operating profits of the combined companies, Vicon Europe and Videotronic, Germany, before this bonus. Pre-tax operating profits are defined as profit before tax but after interest charges and after adding back any R&D charges from Vicon Israel or Vicon US under the R&D Agreement dated 1st October 2000 and the Amendment dated 1st October 2002.

               The profit-related bonus will be paid on the following formula:

                profit range                                        % payment

                first (pound)200,000 of pre-tax operating profit        2%
                next (pound)200,000 of pre-tax operating profit         3%
                above (pound)400,000 of pre-tax operating profit        4%

               Reference will also be made to the combined expense budget of the Company. If the actual total overheads of the company including interest cost is less than 90% of the expense budget, then the profit figure will be reduced by the amount by which overheads are less than 90% of the expense budget unless the reduced overhead level is agreed in writing by the two parties to this side-letter. The expense budget for the year is (pound)4,675,000.

               Any other adjustments to the pre-tax operating profit shall be agreed in writing prior to inclusion in the UK accounts.



               Any further bonus payments for results exceeding those set out here will be at the discretion of the Board of Directors.


               Agreed this 18th day of November 2004:






         /s/ Kenneth M. Darby               /s/ Christopher Wall
         --------------------               --------------------
         Kenneth M Darby                    Christopher J Wall
         Vicon Industries Ltd